Redfin Appoints Brad Singer to Board of Directors
Long-time board member and former chair, Bob Mylod, will not stand for re-election at 2022 annual shareholder meeting
SEATTLE — March 29, 2022 — (NASDAQ: RDFN) — Redfin (www.redfin.com), the technology-powered real estate brokerage, today announced Brad Singer has joined its board of directors. Mr. Singer brings decades of business, finance and investment experience as a former partner and chief operating officer of ValueAct Capital. Prior to ValueAct Capital, Mr. Singer was the senior executive vice president and chief financial officer at Discovery Communications and chief financial officer & treasurer at American Tower. Before that, he was an investment banker at Goldman, Sachs & Co.

Singer joins the board as long-time board member Bob Mylod prepares to step away to focus on other professional commitments. Mr. Mylod, who has served on Redfin’s board for eight years, including as chair from 2016 to 2020, has decided not to stand for re-election at Redfin’s 2022 annual shareholder meeting in June. He will leave the board when his term is complete at the end of the meeting.

“Over the eight years that Bob has served on our board, he has become my partner and friend, advising Redfin on financings and acquisitions, and also on how we allocate capital, serve customers and treat employees,” said Redfin CEO Glenn Kelman. “For years, he and I have recognized that he would have to leave our board as his other investments become public companies. Once Redfin had recruited someone of Brad Singer's caliber, Bob decided it was finally time not to run for re-election. We share Bob’s confidence in Brad, who was our #1 candidate when we first began looking to add a director. He’s financially savvy, strategic and down-to-earth. Brad believes in our mission to redefine real estate in the consumer’s favor, and understands the frugality required to generate major profits. We're over the moon about his appointment.”

“I am excited by Redfin’s ambition to transform the consumer experience of renting, buying, and selling a home and its tremendous long-term growth potential,” said Mr. Singer. “Redfin has thoughtfully constructed, with great discipline, a broad and deep portfolio of services and the operational and technological capabilities to expand its business and create substantial value for its customers. It is a privilege to join the board.”

“Serving the stockholders of Redfin has been one of the most rewarding experiences of my professional career. While my directorship will soon come to an end, I look forward to cheering on Redfin as it continues to transform the way homes are purchased, financed and sold in the United States,” said Mr. Mylod.

“I am thrilled to welcome Brad Singer to the Redfin board. Brad is a highly respected leader who brings decades of impressive strategic and financial expertise and will add great value as we continue along our path to transform the consumer experience in real estate and realize our long term growth potential,” said David Lissy, Redfin’s chair. “Bob Mylod has been an outstanding board leader and director over the course of the past eight years. I am grateful for his wise counsel and for his unwavering commitment to advancing Redfin’s mission.”

Mr. Singer serves as Chair of the National Board for the Posse Foundation. He is also currently on the board of directors of sweetgreen, where he chairs the audit committee. He is a former director of Citizens Communications Corp., Martha Stewart Living Omnimedia, Inc., Motorola Solutions, Inc. and Rolls-Royce Holdings plc. Mr. Singer has a bachelor's degree from the University of Virginia and an MBA from Harvard Business School.

About Redfin
Redfin (www.redfin.com) is a technology-powered real estate company. We help people find a place to live with brokerage, instant home-buying (iBuying), rentals, lending, title insurance, and renovations services. We sell homes for more money and charge half the fee. We also run the country's #1 real-estate brokerage site. Our home-buying customers see homes first with on-demand tours, and our lending and title services help them close quickly. Customers selling a home can take an instant cash offer from Redfin or have our renovations crew fix up their home to sell for top dollar. Our rentals business empowers millions nationwide to find apartments and houses for rent. Since launching in 2006, we've saved customers more than $1 billion in commissions. We serve more than 100 markets across the U.S. and Canada and employ over 6,000 people.

For more information or to contact a local Redfin real estate agent, visit www.redfin.com. To learn about housing market trends and download data, visit the Redfin Data Center. To be added to Redfin's press release distribution list, email press@redfin.com.

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Media Relations Contact
Mariam Sughayer, 206-876-1322
press@redfin.com

Investor Relations Contact
Meg Nunnally, 206-576-8610
ir@redfin.com